Mike:

Thank you ___________, and welcome everyone to National Research Corporation’s fourth quarter and year-end 2005 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Patrick Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

During the call today, I will report on the global metrics we track and outline our focus for 2006, but first let me have Pat provide a detailed review of our financial performance for the fourth quarter and the year. After Pat and I conclude our remarks, we will open the call to your questions. Pat.

Pat:

Thanks, Mike.

For the three-months ended December 31, 2005, the Company achieved revenue for the quarter of $8.6 million, compared to $6.4 million during the same period in 2004, a 33.1% increase.

For the three-months ended December 31, 2005, the quarterly net income for the Company was $1.5 million or $0.22 per share, compared to $921,000 or $0.13 per share for the same period in 2004. The net income margin was 17.9% of revenue which increased from 14.3% in the same period 2004. This performance is above our model of 15%.

For the twelve-months ended December 31, 2005, revenues were $32.4 million, compared to $29.7 million during the same period in 2004. Achieving an annual revenue increase of only 9.3% is clearly lower than our growth goal. This was the result of a very poor first half of 2005 which was flat in revenue growth; in fact it was down 1%. During the last half of 2005, the Company finished strong with an 18.7% growth in top line revenue.

For the twelve -months ended December 31, 2005, the Company’s net income was $5.2 million or $0.74 per share, compared to $4.6 million or $0.63 per share for the same period 2004. Year-to-date net income margin was 16.1% of revenue, compared to 15.3% in the same period 2004.

During the fourth quarter 2005, the direct expenses as a percentage of revenue were 44.4%, up from 41.7% in the fourth quarter 2004. This change was driven by the mix of business during the quarter. Our annual goal for direct expenses is in the range of 43 to 45% of revenue which, for the year ending 2005, was within that model.

During the quarter, the selling, general and administrative costs were $2.0 million or 23.5% of revenue, compared to 28.3% in the fourth quarter 2004. For the year, SG&A was $8.6 million, compared to $7.4 million in 2004. As a percentage of revenue, the annual SG&A cost was 26.6% for 2005, compared to 24.9% in 2004. We expect SG&A to be slightly higher than our model of 23 to 25% of revenue in 2006, as we continue to expand our sales and marketing departments.

Depreciation and amortization was 5.0% of revenue during the fourth quarter 2005, compared to 8.2% of revenue during the same period in 2004. We expect this expense will increase slightly in dollar amount, but remain at the lower end of our model at 4.5 to 6.0% of revenue in 2006.

During the quarter, other income and expenses remained improved compared to the prior year which was the result of higher interest income and lower interest expense. This should continue into 2006. As you can see by the Balance Sheet, the Company paid down a large portion of the note payable we took out in November 2000 at 8.25%. As of December 31, 2005, we had paid off $3.4 million, with the balance of $1.5 million to be paid off during this first quarter 2006.

Cash flow from operations for the year 2005 was $8.1 million, compared to $7.8 million for the same period in 2004. Cash and short-term investments as of December 31, 2005, were approximately $10.3 million.

The Board has approved repurchasing up to 750,000 shares of the Company’s common stock with the primary purpose of covering stock options to avoid dilution. From time to time, we will also repurchase shares over and above the amount required to cover option grants, as we feel the stock price is attractive in comparison to the Company’s future opportunities.

As stated in the press release, the Board of Directors declared a cash dividend of $0.10 per share payable on March 31, 2006, to shareholders of record as of March 10, 2006.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

During our earnings calls, we have reported our performance against several key metrics. The purpose is to enable you to follow our historical progress and, if you so elect, forecast our progress going forward.

The first metric is Total Recurring Contract Value. This represents the annualized dollar amount of projects that we feel are ongoing in nature. Another way to look at this metric is that it represents our pipeline, or backlog. Total Recurring Contract Value as of December 31, 2005, was $37.7 million, up 28% from year-end 2004.

Net New Sales is the second measure of performance we focus on. This metric is the percentage growth in the value of new contracts signed and reduced for any change orders that would decrease a current contract’s value. Net New Sales represents our ability to generate new business from current clients and add new clients, without respect to when such contract value will be recognized.

Net New Sales for the fourth quarter 2005 were $1.3 million, compared to $1.5 million for the fourth quarter 2004. For the year 2005, net new sales were $6.3 million, compared to $3.5 million in 2004.

The third metric is sales to new clients for our syndicated Healthcare Market Guide product. For the year 2005, sales to our 33 new clients were $900,000, compared to $1.1 million from 32 new client sales in 2004, a decrease of $200,000. However, HCMG’s 2005 overall revenues increased $300,000. While the metric of sales from new clients is worthwhile, this metric in isolation did not accurately reflect the overall performance of HCMG, at least for 2005.

Before I open the call to questions, let me touch on what will be our focus in 2006. First will be sales expansion. Increasing the number of “feet on the street” is working, and completing the three-year plan which commenced during the fourth quarter 2003, is a high priority in our view, especially given the opportunities that have opened up with HCAHPS.

Second is Leadership Development. Within our organization this past year, it has been and will be going forward, a key area of management focus as we continue to ensure we have in place adequate leadership for our envisioned growth.

And third, we have stepped up product development activities to capitalize on our increasing installed base of clients and our new payer platform, that being our recent purchase of GHS.

In summary, we feel good about the contract value of client relationships we have in place starting the year 2006, and look forward to building upon that base again this year and for years to come.

_____, I would now like to open the Q&A portion of the call.

Closing statement.

I’m looking forward to talking to you again next quarter, and thank you again for your time this morning.

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